Exhibit 99.1

Gerard Kleisterlee, President and CEO of Royal Philips Electronics, Appointed to Dell Board; Alex Mandl Named Lead Director

ROUND ROCK, Texas--(BUSINESS WIRE)--December 8, 2010--Dell announced today that Gerard Kleisterlee, president and CEO of Royal Philips Electronics, has been appointed to the company’s board of directors. Mr. Kleisterlee, 64, joins the board immediately and will stand for election at Dell’s next shareholder meeting.

“Gerard is CEO of one of the world’s most successful electronics companies and brings to us a broad global perspective based on his extensive management experience in Europe and Asia in all facets of Philips’ business,” said Michael Dell, chairman and CEO. “I’ve been impressed with his track record of listening closely to customers to deliver meaningful solutions in healthcare, lifestyle and consumer products. Careful listening and customer-centricity are core to Dell’s strategy, and we look forward to Gerard’s contributions as part of the Dell team.”

Mr. Kleisterlee has been president and CEO of Royal Philips Electronics since April 2001 and a member of the Group Management Committee since January 1999. He joined Philips’ Medical Systems division in 1974, where he held a number of positions in manufacturing management. From 1981 to 1986 he was the General Manager of Philips’ Professional Audio Product Group. He joined Philips Components in 1986 and was appointed Managing Director of Philips Display Components worldwide in 1994. He became President of Philips Taiwan and Regional Manager for Philips Components in Asia-Pacific in 1996. From September 1997 to June 1998 he was also responsible for all activities of the Philips Group in China. He returned to Europe in 1999 as CEO of Philips’ Components division. He was appointed chief operation officer of Philips in September 2000 before assuming his current role the following year.

Born in Germany, Mr. Kleisterlee attended Eindhoven Technical University in the Netherlands and holds a degree in Electronic Engineering. He received an honorary doctorate from the Catholic University of Leuven, Belgium in 2005. Among his memberships, Mr. Kleisterlee has served as a member of the Asia Business Council and the Dutch Innovation Platform, which was chaired by the Prime Minister of the Netherlands.

Separately, Dell also announced that Alex Mandl, a board member since 1997, has been named independent presiding director of the board, replacing Sam Nunn. Mr. Nunn is scheduled to retire from the board in July 2011. As presiding director, Mr. Mandl’s responsibilities include the authority to chair executive sessions of the independent directors; confer with other members on agenda items and, with the Chairman, set the agendas for Board meetings; provide feedback to the governance committee and the nominating committee on the selection of committee chairs; monitor and oversee corporate governance initiatives, and act as chairman if the Chairman has a conflict of interest.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they need and value. For more information, visit www.dell.com.

CONTACT:
Dell
Media Contacts: 512-728-4100
David Frink, 512-728-2678
david_frink@dell.com
or
Jess Blackburn, 512-728-8295
jess_blackburn@dell.com
or
Investor Relations Contacts:
Robert Williams, 512-728-7570
robert_williams@dell.com
or
Shep Dunlap, 512-723-0341
shep_dunlap@dell.com